Exhibit 5.1

313-465-7000 Fax: 313-465-8000 www.honigman.com

December 23, 2011

The Majestic Star Casino, LLC

301 Fremont Street

Las Vegas, Nevada 89101

Ladies and Gentlemen:

We have acted as counsel to The Majestic Star Casino, LLC, an Indiana limited liability company (the “Company”), Majestic Holdco, LLC, a Delaware limited liability company (“Holdco”), The Majestic Star Casino II, LLC, a Delaware limited liability company (“Majestic II”), Barden Mississippi Gaming, LLC, a Mississippi limited liability company (“Majestic Mississippi”), and Barden Colorado Gaming, LLC, a Colorado limited liability company (“Majestic Colorado” and, together with Holdco, Majestic II and Majestic Mississippi, collectively, the “Note Guarantors”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company and the Note Guarantors on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed offer by the Company to exchange (the “Exchange Offer”) up to $100,600,000 aggregate principal amount of the Company’s outstanding unregistered 12 1/2% / 14 1/2% Second Lien Senior Secured Notes due 2016 (the “Old Notes”) guaranteed by the Note Guarantors (the “Old Guarantees”) for a like principal amount of the Company’s 12 1/2% / 14 1/2% Second Lien Senior Secured Notes due 2016 registered under the Securities Act (the “New Notes”) and guaranteed by the Note Guarantors (the “New Guarantees”). The Old Notes and the Old Guarantees have been, and the New Notes and New Guarantees will be, issued pursuant to an Indenture, dated as of December 1, 2011 (the “Indenture”), by and among the Company, the Note Guarantors and Wilmington Trust, National Association, as Trustee (the “Trustee”).

In so acting, we have reviewed originals or copies of the Indenture, the Registration Statement, the form of the New Notes and the form of the New Guarantees. We have also examined such certificates, documents and records, including the opinions of Ice Miller LLP, Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and Robinson Waters & O’Dorisio, P.C., copies of which are filed as Exhibits 5.2, 5.3 and 5.4, respectively, to the Registration Statement (and we express no opinion with respect to the issues addressed in such opinions), and have considered such matters of law and of fact, and relied upon such certificates and other information furnished to us as we have deemed appropriate as a basis for our opinions set forth below. As to matters involving facts relevant to the opinions stated in this opinion letter, we have relied, without independent investigation or verification, solely upon certificates or comparable documents of officers of the Company.

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

(313)465-7000

Detroit • Lansing • Oakland County • Ann Arbor • Kalamazoo

The Majestic Star Casino, LLC

December 23, 2011

Based upon the foregoing, and subject to the qualifications set forth in this opinion letter, it is our opinion that when (i) the Registration Statement has become effective under the Securities Act, (ii) the New Notes and the New Guarantees have been duly executed, authenticated, issued and delivered by the Company and the Trustee in accordance with the terms of the Indenture against receipt of a like principal amount of the Old Notes surrendered and cancelled in exchange therefor in the manner described in the Registration Statement, and (iii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended,

(a) the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and

(b) each of the New Guarantees will constitute valid and binding obligations of the Note Guarantor that is a party thereto, enforceable against such Note Guarantor in accordance with its terms, in each case, except as enforcement thereof may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity), and to limitations on availability of equitable relief, including specific performance.

We have assumed that each of the Company, Majestic Mississippi and Majestic Colorado (each, a “Non-Delaware Entity”) (i) is validly existing and in good standing under the laws of the jurisdiction in which such Non-Delaware Entity is organized, (ii) has the requisite limited liability company power and authority to execute, deliver and perform its obligations under the Indenture, including with respect to the New Notes and the New Guarantees, as applicable, and (iii) has duly authorized its execution, delivery and performance of such obligations. We have further assumed that (a) at or prior to the authentication and delivery of the New Notes and the New Guarantees, the Company’s and the Note Guarantors’ authorization of the New Notes and the Guarantees, and the form thereof, will not have been modified or rescinded, and there will not have occurred any change in law affecting the New Notes or the New Guarantees, including their authorization, authentication, execution, delivery, validity or enforceability, and (b) none of the terms of the New Notes or the New Guarantees, nor the issuance, sale and delivery of the New Notes and the New Guarantees, nor the compliance by the Company and the Note Guarantors with the terms of the New Notes and the New Guarantees, respectively, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any Note Guarantor or any restriction imposed by, or order of, any court or governmental body having jurisdiction over the Company or any Note Guarantor.

The law covered by the opinions expressed in this opinion letter is limited to the laws of the State of New York, the Delaware Limited Liability Company Act and the federal laws of the United States of America. We are not admitted to practice in the State of Delaware and, with respect to the opinions set forth below, insofar as they relate to any Delaware law, with your permission, we have limited our review to standard compilations available to us of the Delaware Limited Liability Company Act, which we have assumed to be accurate and complete.

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

(313)465-7000

Detroit • Lansing • Oakland County • Ann Arbor • Kalamazoo

The Majestic Star Casino, LLC

December 23, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP

c:	MKB/MRV/REW/RZK/MSB

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

(313)465-7000

Detroit • Lansing • Oakland County • Ann Arbor • Kalamazoo

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